Exhibit 10.60
MOTOROLA, INC.
BOARD OF DIRECTORS

Non-Employee Chairman of the Board	$280,000	Effective 5/5/08
(Compensation in addition to Director		(adopted 7/29/08)
Retainer & Equity Award Grant)

Annual Retainer	$100,000	Effective 1/1/06

Audit and Legal Committee Chair	$20,000	Effective 1/1/08

Compensation/Leadership Chair	$15,000	Effective 1/1/06

Other Committee Chairs	$10,000	Effective 1/1/06

Members of Audit and Legal Committee (except Chair)	$5,000	Effective 1/1/06
Directors
A director may elect to defer the above retainers in 5% increments in the form of deferred stock units (e.g. 65% cash/35% deferred stock units). The deferred stock units will be paid in the form of shares of common stock upon termination in service from the Motorola Board of Directors. Dividend equivalents will be reinvested in additional deferred stock units. The deferred stock unit portion of the compensation will be calculated at the end of each quarter and directors will be notified of the amounts. Cash compensation will be paid at the beginning of each quarter.
Equity: An annual grant of deferred stock units to be made in the second quarter of the fiscal year, with a value of $120,000.
For a director who becomes a member of the Board of Directors after the Annual Equity Award is granted, the award will be pro-rated based on the number of months served ($10,000 per month) divided by the closing price of Motorola stock on the day of election to the Board.